ASSIGNMENT AND TRANSFER OF INTEREST
IN
COPPERHEAD VENTURES, LLC

This ASSIGNMENT AND TRANSFER OF INTEREST (“Assignment”) is made and entered into as of the 20th day of November, 2009, by and between DBAH CAPITAL, LLC, a Delaware limited liability company ("Assignor") and ISSUED HOLDINGS CAPITAL CORPORATION, a Virginia corporation ("Assignee").

RECITALS

A.           Assignor is the owner and holder of a 49.875% membership interest in Copperhead Ventures, LLC, a Delaware limited liability company (the "Company"), conducting business under a Limited Liability Company Agreement dated as of September 8, 2006 (the "Agreement") and a Certificate of Formation filed with the Delaware Secretary of State on July 24, 2006.

B.           Assignor desires to sell, transfer, and assign to Assignee all of Assignor's membership interest in the Company pursuant to the terms and conditions hereof.

C.           Assignee desires to acquire from Assignor all of Assignor's membership interest in the Company pursuant to the terms and conditions hereof.

NOW, THEREFORE, the parties hereto agree to as follows:

1.           Assignment of Interest.  Assignor does hereby sell, assign, and transfer to Assignee all of Assignor's right, title, and interest in and to its membership interest in the Company, which represents a 49.875% membership interest in the Company (the "Assigned Interest") in exchange for a purchase price of Nine Million Five Hundred Thousand Dollars ($9,500,000), the receipt of which Assignor hereby acknowledges.

2.           Acceptance of Assignment.  Assignee hereby accepts the transfer and assignment of the Assigned Interest.

3.           Representations of Assignor.

(a)           Upon the execution of this Assignment, Assignee shall be entitled to receive all of Assignor's interest in the profits, losses, and distributions of the Company relating to or attributable to the Assigned Interest.

(b)           The Assigned Interest, upon execution hereof, is free and clear of any liens and encumbrances, and Assignor has full right, power and authority to execute this Assignment and to consummate the transaction contemplated herein.

4.           Waiver of Distribution Requirement.  Assignor and Assignee expressly waive the application of Section 7.4(a) of the Agreement, and hereby agree that upon the assignment of the Assigned Interest, the Company shall have no obligation to distribute to Assignor (to the extent that the Company has funds available to distribute) any “Net Cash from Operations” or “Net Proceeds from Financing” (each as defined in the Agreement).

5.           Assumption of Assignor's Obligations.  Upon execution of this Assignment, Assignee shall assume and perform all of Assignor's obligations with respect to the Assigned Interest.

6.           Continuation.  The existence and business of the Company shall continue.

7.           Counterparts.  This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, notwithstanding that all the parties shall not have signed the same counterpart.

8.            Governing Law.  This Assignment shall be governed by the laws of the State of Delaware.

9.           Headings.  The underlined headings herein are for convenience only and shall not affect the interpretation of this Assignment.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment to be executed as of the date indicated above.

ASSIGNOR:	DBAH CAPITAL, LLC

	By:	/s/ Ronald Redmond
Name: Ronald Redmond
Title: Director

	By:	/s/ Nir Vidra
Name: Nir Vidra
Title: Managing Director

ASSIGNEE:	ISSUED HOLDINGS CAPITAL CORPORATION

	By:	/s/ Stephen J. Benedetti
Name: Stephen J. Benedetti
Title: President